Exhibit 99.1

Media:	Chuck Hartlage (419) 535-4728
Bankruptcy Court Asks Dana to Submit Order Confirming Plan of Reorganization
TOLEDO, Ohio — December 12, 2007 — During a confirmation hearing today for Dana Corporation’s (OTCBB: DCNAQ) Chapter 11 case, Judge Burton R. Lifland of the U.S. Bankruptcy Court for the Southern District of New York announced that he will “entertain an appropriate order of confirmation” with respect to the company’s Plan of Reorganization. The judge ruled that all Chapter 11 requirements for confirmation have been satisfied. The company is expected to submit the order of confirmation by Dec. 21, 2007. As previously announced, the company is positioned to emerge from bankruptcy by the end of January 2008.
“This is another important step toward our emergence as a financially stable company that is positioned to compete vigorously in our global markets,” said Dana Chairman and CEO Mike Burns.
About Dana Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle and engine manufacturer in the global automotive, commercial vehicle, and off-highway markets, which collectively produce nearly 70 million vehicles annually. Based in Toledo, Ohio, the company’s continuing operations employ approximately 35,000 people in 26 countries and reported 2006 sales of $8.5 billion, with more than half of this revenue derived from outside the United States. For more information, please visit: http://www.dana.com/.
Forward-Looking Statements
Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and projections are subject to uncertainties relating to the successful emergence of the company from bankruptcy and consummation of the financing transactions contemplated by the exit financing commitments, and a number of other risks, uncertainties and assumptions (including, but not limited to, the debtors’ operations and business environment, the effects of the debtors’ Chapter 11 reorganization and the conduct, outcome, and costs of the Chapter 11 cases), which are difficult to predict and which are, in many cases, beyond the debtors’ control. In light of these risks and uncertainties, the events and circumstances described in the forward-looking statements and projections in the news release may not occur and the debtors’ actual financial results could differ materially from those expressed or implied in such forward-looking statements and projections. Dana does not undertake to publicly update or revise any forward-looking statements or projections contained in the news release, whether as a result of new information, future events, or otherwise.
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